Exhibit 4.7

DESCRIPTION OF SECURITIES

The following summary of certain provisions of the securities of Stardust Power Inc. (the “Company”) does not purport to be complete and is subject to the Certificate of Incorporation, the Bylaws and the provisions of applicable law. Copies of the Certificate of Incorporation and the Bylaws are incorporated by reference in the Company’s Annual Report on Form 10-K (the “Annual Report”) as Exhibits 3.1 and 3.2, respectively. Capitalized terms used herein but not otherwise defined have the meaning as set forth in the Annual Report.

Capital Stock

Authorized Capitalization

The total amount of the Company’s authorized capital stock consists of 700,000,000 shares of Common Stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share. The Company has approximately 57,894,974 shares of Common Stock outstanding as of March 24, 2025.

The following summary describes all material provisions of the Company’s capital stock. The Company urges you to read the Certificate of Incorporation and the Bylaws (copies of which are incorporated by reference in the Annual Report as Exhibits 3.1 and 3.2, respectively).

Preferred Stock

The Company’s Board of Directors (the “Board”) has the authority to issue shares of the Company’s preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). The issuance of the Company’s preferred stock could have the effect of decreasing the trading price of Common Stock, restricting dividends on the Company’s capital stock, diluting the voting power of Common Stock, impairing the liquidation rights of Company capital stock, or delaying or preventing a change in control of the Company.

Common Stock

The Company has one class of authorized common stock. The Company has issued all Company capital stock in uncertificated form and will continue to do so unless the Board determines otherwise.

Voting Rights

The Certificate of Incorporation provides that, except as otherwise expressly provided by the Bylaws or as provided by law, the holders of Common Stock at all times vote together as a single class on all matters; provided however, that, except as otherwise required by law, holders of shares of Common Stock are not entitled to vote on any amendment to the Proposed Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Company preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation. Except as otherwise expressly provided in the Certificate of Incorporation or by applicable law, each holder of Common Stock has the right to one vote per share of Common Stock held of record by such holder.

The Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Bylaws or the Certificate of Incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.

Dividend Rights

Each holder of shares of Common Stock is entitled to the payment of dividends and other distributions as may be declared by the Board from time to time out of the Company’s assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of the Company’s preferred stock, if any, and any contractual limitations on the Company’s ability to declare and pay dividends.

Other Rights

Each holder of Common Stock is subject to, and may be adversely affected by, the rights of the holders of any series of Company preferred stock that the Company may designate and issue in the future. Common Stock is not entitled to preemptive rights and is not subject to conversion (except as noted above), redemption or sinking fund provisions.

Liquidation Rights

If the Company is involved in voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, or a similar event, each holder of Common Stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of Company preferred stock, if any, then outstanding.

Warrants

Public Warrants

On January 14, 2021, GPAC II consummated the initial public offering and sale of 30,000,000 units of GPAC II (each unit, a “GPAC II Public Unit”) at a price of $10.00 per unit. Each GPAC II Public Unit consisted of one Class A Ordinary Share, one-sixth of a GPAC II detachable redeemable warrant or distributable redeemable warrant (each warrant, a “Redeemable Warrant”) and the contingent right to receive, in certain circumstances, in connection with the Business Combination, one-sixth of one Redeemable Warrant for each public share that a holder of Class A Ordinary shares held and did not redeem in connection with the Business Combination. Each whole Redeemable Warrant offered in the initial public offering was exercisable to purchase one Class A Ordinary Share. Only whole Redeemable Warrants were eligible to be exercised. Under the terms of that certain Warrant Agreement, dated as of November 23, 2020, by and between GPAC II and Continental Stock Transfer & Trust Company as warrant agent (the “GPAC II Warrant Agreement”), GPAC II agreed to use its commercially reasonable efforts to file a new registration statement under the Securities Act, following the completion of the Business Combination covering the Class A Ordinary Shares issuable upon the exercise of warrants. On July 8, 2024, as part of the Business Combination, all outstanding Redeemable Warrants were adjusted to represent to represent the right to purchase one share of Common Stock.

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No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Public Warrant holder. Each Public Warrant will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. If the Company is unable to deliver registered Common Stock to the holder upon exercise of a Redeemable Warrant during the exercise period, there will be no net cash settlement of these Public Warrants and the Redeemable Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement. The Company may redeem the outstanding Public Warrants in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of Common Stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Public Warrant holders, and that certain other conditions are met. The Company may also redeem the outstanding Public Warrants in whole and not in part at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the closing price of the Class A Ordinary Shares equals or exceeds $10.00 per share on the trading day prior to the date on which the Company sends the notice of redemption, and that certain other conditions are met. If the closing price of Common Stock is less than $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders, the Private Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants. In connection with the Business Combination, the Company agreed to use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the warrants. The Company also agreed to use commercially reasonable efforts to cause the same to become effective pursuant to the Amended and Restated Registration Rights Agreement, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the GPAC II Warrant Agreement; provided that if our shares of Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Common Stock issuable upon exercise of the warrants is not effective by the 60th business day after Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361 per warrant. The “fair market value” as used in this paragraph shall mean the volume-weighted average price of the shares of Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per share of Common Stock equals or exceeds $18.00.

We may redeem the outstanding warrants (except as described herein with respect to the Private Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption; and

●	if, and only if, the closing price of the shares of Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

We may not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period. If the warrants are redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

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Redemption of warrants when the price per share of Common Stock equals or exceeds $10.00.

We may redeem the outstanding warrants (except with respect to the Private Warrants):

●	in whole and not in part;

●	at a price of $0.10 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our shares of Common Stock except as otherwise described below;

●	if, and only if, the closing price of the shares of Common Stock equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders; and

●	if the closing price of the shares of Common Stock is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders, the Private Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants, as described above.

Beginning on the date the notice of redemption is given and until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the shares of Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume-weighted average price of our shares of Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “—Anti-Dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share prices multiplied by a fraction, the numerator of which is the higher of the fair market value and the Newly Issued Price as set forth under the heading “—Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share prices less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date	Fair Market Value of Class A Ordinary Shares
(period to expiration of warrants)	<$10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	>18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

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The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the shares of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of the shares of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Common Stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Common Stock.

No fractional shares of Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of shares of Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Common Stock pursuant to the GPAC II Warrant Agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of Common Stock, the Company will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Holder Election to Limit Exercise

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Common Stock is increased by a share capitalization payable in shares of Common Stock, or by a sub-division of common stock or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering made to all or substantially all holders of common stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock) and (ii) one minus the quotient of (x) the price per share of Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume-weighted average price of shares of Common Stock as reported during the 10-trading-day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

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In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of shares of Common Stock on account of such shares of Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A Ordinary Shares in connection with the Business Combination, or (d) in connection with the redemption of our Public Shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Common Stock in such a transaction is payable in the form of shares of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the GPAC II Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the GPAC II Warrant Agreement) of the warrant (the reduced warrant exercise price being the “Newly Issued Price”). The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

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As part of the Business Combination, GPAC II’s warrants were converted into warrants of the Company in accordance with the GPAC II Warrant Agreement between Continental Stock Transfer & Trust Company and GPAC II that was initially entered into in connection with GPAC II’s initial public offering and continues to govern the warrants. The terms of the Company’s warrants are identical to the terms of GPAC II’s warrants. The GPAC II Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the GPAC II Warrant Agreement to the description of the terms of the warrants and the GPAC II Warrant Agreement set forth in GPAC II’s prospectus for its initial public offering, (ii) adjusting the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the GPAC II Warrant Agreement, or (iii) adding or changing any provisions with respect to matters or questions arising under the GPAC II Warrant Agreement as the parties to the GPAC II Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders of public warrants, and, solely with respect to any amendment to the terms of the Private Warrants, 50% of the then outstanding Private Warrants. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of Common Stock purchasable upon exercise of a warrant.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional redeemable warrants were issued upon separation of the GPAC II Public Units and only whole warrants trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the GPAC II Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private placement warrants held by the Sponsor’s permitted transferees (the “Private Warrants”)

The Private Warrants are identical to the Public Warrants, except that, pursuant to the GPAC II Warrant Agreement, the Private Warrants are (i) non-redeemable by us when the price per share of Common Stock equals or exceeds $18.00 and (ii) exercisable on a cash or cashless basis. If the Private Warrants are held by someone other than the Sponsor’s permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

If the Sponsor’s permitted transferee elects to exercise the Private Warrants on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported closing price of the shares of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

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Anti-Takeover Effects of the Certificate of Incorporation and the Bylaws

The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of the Company. The Company believes that these provisions, which are summarized below, discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board, which the Company believes may result in an improvement of the terms of any such acquisition in favor of the Company’s stockholders. However, they also give the Board the power to discourage mergers that some stockholders may favor. The Certificate of Incorporation provides that, from and after the date the Company ceases to qualify as a “controlled company” within the meaning of Nasdaq listing standards (such time being the “Controlled Company Event”), any action required or permitted to be taken by the Company’s stockholders must be effected at a duly called annual or extraordinary general meeting of stockholders and may not be effected by any consent in writing by such holders, except that any action required or permitted to be taken by holders of any series of Company preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly permitted to do so by the certificate of designation relating to one or more series of the preferred stock, if a consent or consents, setting forth the action so taken, are signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and are delivered to the Company in accordance with the applicable provisions of the DGCL.

Special Meetings of Stockholders

The Certificate of Incorporation provides that a special meeting of stockholders may be called by the (a) the Chairperson of the Board, (b) the Chief Executive Officer, (c) the Lead Independent Director (as defined in the Bylaws) or (d) the Board pursuant to a resolution adopted by a majority of the Board.

Action by Written Consent

The Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting.

Classified Board

The Board is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. Prior to the first annual meeting of stockholders following the Controlled Company Event, the classification of the Board will terminate, and each director will be elected to serve a term of one year, with each director’s term to expire at the annual meeting of stockholders next following the director’s election. This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of the Company, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors

The Board or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of not less than two-thirds of the voting power of all of the then outstanding shares of voting stock of the Company entitled to vote at an election of directors.

Stockholders Not Entitled to Cumulative Voting

The Certificate of Incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

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Delaware Anti-takeover Statute

The Company is subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board approves a business combination or the transaction that results in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL. Our Board has determined to be subject to Section 203 of the DGCL.

Amendment of Proposed Bylaws

The Certificate of Incorporation provides that the Bylaws may be altered, amended, or repealed by (i) a majority of the Company’s Board (without the need for consent by the Company stockholders) and (ii) the affirmative vote of not less than two-thirds of the voting power of all of the then outstanding shares of voting stock of the Company entitled to vote at an election of directors.

Limitations on Liability and Indemnification of Officers and Directors

The Certificate of Incorporation provides that the Company will indemnify the Company’s directors to the fullest extent authorized or permitted by applicable law. The Company has entered into agreements to indemnify the Company’s directors, executive officers and other employees as determined by the Board. Under the Bylaws, the Company is required to indemnify each of the Company’s directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of the Company or was serving at the Company’s request as a director, officer, employee or agent for another entity. The Company must indemnify the Company’s officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Bylaws also require the Company to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by the Company. Any claims for indemnification by the Company’s directors and officers may reduce the Company’s available funds to satisfy successful third-party claims against the Company and may reduce the amount of money available to the Company.

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Exclusive Jurisdiction of Certain Actions

This Certificate of Incorporation provides that, unless otherwise consented to by the Company in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder or employee of the Company to the Company or its stockholders; (iii) any action or proceeding asserting a claim against the Company or any director, officer, stockholder or employee of the Company relating to any provision of the DGCL or the Certificate of Incorporation or the Bylaws of the Company; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws of the Company; (v) any action or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim against the Company or any current or former director, officer, stockholder or employee of the Company governed by the internal affairs doctrine of the State of Delaware, in all cases to the fullest extent permitted by law and subject to the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) having personal jurisdiction over an indispensable party named as a defendant therein. The Certificate of Incorporation further provides that, unless otherwise consented to by the Company in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint against any person in connection with any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in the Company’s securities will be deemed to have notice of and consented to this provision.

The Certificate of Incorporation further provides that, unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Additionally, the Certificate of Incorporation provides that any person or entity holding, owning, or otherwise acquiring any interest in any of the Company’s securities shall be deemed to have notice of and consented to these provisions.

Quotation of Securities

Our Common Stock and the Public Warrants are listed on The Nasdaq Global Select Market under the symbols “SDST” and “SDSTW,” respectively.

Transfer Agent

The transfer agent of our Common Stock and warrant agent for the Public Warrants and Private Warrants is Continental Stock Transfer & Trust Company.

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